Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our reports, dated January 25, 2013, on the financial statements and financial highlights of Pioneer Oak Ridge Large Cap Growth Fund, Pioneer Oak Ridge Small Cap Growth Fund and Pioneer Select Mid Cap Growth Fund included in the Annual Reports to the Shareowners for the year ended November 30, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 22 to the Registration Statement (Form N-1A, No. 333-108472) of Pioneer Series Trust I.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 25, 2013